Exhibit (h)(1)(k)
PACIFIC LIFE FUNDS
AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT
     This Amendment (“Amendment”) is made as of the 1st day of January, 2007, by and among PACIFIC LIFE FUNDS (formerly, Pacific Funds) (the “Fund”), PACIFIC LIFE INSURANCE COMPANY (“Pacific Life”) and PFPC INC. (“PFPC”).
BACKGROUND:
A.	PFPC, Pacific Life and the Fund entered into a Transfer Agency Services Agreement dated as of August 1, 2001, as amended to date, (the “Agreement”) relating to PFPC’s provision of transfer agency services to the Fund and its portfolios (each a “Portfolio”).

B.	Effective January 1, 2007, the Fund’s name is changed from Pacific Funds to Pacific Life Funds.

C.	The parties desire to amend the Agreement as set forth herein.
TERMS:
The parties hereby agree that:
1.	All references to “Pacific Funds” in the Agreement are hereby changed to “Pacific Life Funds.”

2.	Section 16(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)	This Agreement shall be effective on the date first written above and shall continue through December 31, 2009 (the “Initial Term”).”
3.	The second sentence of Section 16(b) is hereby deleted and replaced with the following:
“Such notice must be received not less than one hundred twenty (120) days’ prior to the expiration of the Initial Term or the then current Renewal Term.”
4.	The Performance Standards included in Schedule 2 of Exhibit B are hereby updated as follows: the standard (third column) in the category defined as Problem Resolution is hereby deleted and replaced with the following:

“Same day initial contact on Priority 6 items and Urgent Service Inquiries, (USI). Twenty-four hour initial contact on other priority items (If received before 4:30pm ET).”
5.	Miscellaneous.
(a)	Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PACIFIC LIFE FUNDS (formerly, Pacific Funds)
By:	/s/ James T. Morris
Name:	James T. Morris
Title:	President

PACIFIC LIFE INSURANCE COMPANY
By:	/s/ James T. Morris
Name:	James T. Morris
Title:	COO

By:	/s/ Audrey L. Milfs
Name:	Audrey L. Milfs
Title:	VP & Secretary

PFPC INC.
By:	/s/ Michael DeNofrio
Name:	Michael DeNofrio
Title:	Ex V.P.